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                                                                    EXHIBIT 99.2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    In December 1997, SBCL entered into an agreement with a third party pursuant to which SBCL licensed the intellectual property associated with its SBCL SCAN connectivity technology, which enables electronic communication between SBCL and its larger physician customers. Under that agreement SBCL outsourced its physician connectivity services for these customers and sold its physician connectivity hardware and related contract rights in stages over 1997 and 1998. SBCL's operating results included license and asset sales income of $14.9 million in 1998 and $6.1 million in 1997 from this transaction.

    In December 1998, SBCL reached an agreement to sell its physician office-based teleprinter assets and network to the same third party. This transaction was completed in January 1999. The financial impact of this transaction was reported in the first quarter 1999 results.

    During the third quarter of 1998, SBCL introduced SELECTEST, a new, more specific process and test requisition form for ordering diagnostic laboratory tests that streamlines test ordering and facilitates compliance with changes in the regulatory environment. The new test requisition form offers the test panels recommended by the American Medical Association. Although SBCL has not experienced a significant impact on overall test volumes in 1998, it did experience a decline in the ordering of certain tests. SBCL believes the AMA approved panels may continue to result in fewer tests ordered per requisition.

    During 1998, SBCL entered into risk sharing agreements with certain managed care organizations to provide clinical laboratory services. Under the terms of these agreements, SBCL performs laboratory testing for certain customers of these managed care organizations at normal reimbursement rates. In addition, during the first quarter of 1999, SBCL assumed responsibility for managing the laboratory testing costs for which these managed care organizations are at risk, including the cost of testing performed within the SBCL laboratory network and the cost of testing performed by third parties on behalf of SBCL. During the three months ended March 25, 1999, the cost of testing performed by third parties related to the at risk contracts was $24.4 million. Subject to the satisfaction of certain conditions detailed in the contracts, savings in excess of a specific amount will be shared by the parties.

    On March 22, 1999, SBCL learned that an SBCL employee at a patient service center in Palo Alto, California had at times reused certain needles when drawing blood from patients. The phlebotomist was immediately suspended and then terminated. SBCL is cooperating with local, state and federal health agencies to address public health issues arising from the employee's breach of standard medical practices. SBCL has announced that it is offering testing to 11,687 additional patients who had blood drawn at facilities where the phlebotomist worked during times from 1994 to 1996, including patients whose blood was drawn at sites where multiple phlebotomists worked (11,076 patients). SBCL is offering such testing even though many of those patients did not have their blood drawn by this phlebotomist and the state health authorities do not recommend testing for those patients. A number of civil actions, including some purporting to be class actions, have been filed against SBCL in federal and state courts in California on behalf of patients who may have been affected by the phlebotomist's reuse of needles or other alleged improper practices. SmithKline Beecham has agreed to amend the stock and asset purchase agreement to indemnify Quest Diagnostics against out-of-pocket costs related to counseling and testing, liabilities associated with the civil actions and other losses arising out of this matter.

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    THREE MONTHS ENDED MARCH 25, 1999 COMPARED WITH THREE MONTHS ENDED MARCH 26,
1998. SBCL follows the financial reporting calendar of its parent, SmithKline Beecham plc. Under this calendar, the first quarter ends on the fourth Thursday of March, which typically results in the first quarter being a short quarter, in terms of total business days. Conversely, the fourth quarter is normally a long quarter. In 1999, there are 59 business days in the first quarter. In 1998, there were 60 business days in the first quarter.

    Net earnings decreased for the first quarter of 1999 compared to the first quarter of 1998 principally as a result of a decrease in other income, net. Excluding the impact of the new managed care contracts, there was a small increase in cost of services and provision for bad debts as a percent of net revenues, but this was more than offset by a reduction in selling, general and administrative expenses. This partially offset the decrease in other income, net.

    NET REVENUES

    Net revenues increased by $66.8 million (19.3%) for the first quarter of 1999 compared to the first quarter of 1998. The growth included $31.0 million associated with the at-risk portion of the new managed care organization contracts and higher sales of $13.3 million from hospital management contracts. Clinical testing volumes increased by 1.8% (3.5% on a per day basis) and the average price per test for clinical testing increased by 7.9% for the first quarter of 1999 compared to the first quarter of 1998. Factors contributing to the increase in the average price per test were the introduction of the SelecTest requisition and lower than normal average prices in the first quarter of 1998.

    COSTS AND EXPENSES

    Total costs and expenses increased $67.5 million for the first quarter of 1999 compared to the first quarter of 1998. The increase was primarily attributable to a $59.9 million increase in the cost of services, a $4.0 million increase in the provision for bad debt, a $1.0 million increase in selling, general, and administrative expenses, and a $2.2 million decrease in other income, net.

    Costs of services increased by $59.9 million for the first quarter of 1999 compared to the first quarter of 1998 of which $24.4 million was attributable to the estimated cost of testing performed outside the SBCL laboratory network related to the at-risk portion of the new managed care organization contracts. Cost of services as a percentage of net revenues increased to 71.4% for the first quarter of 1999 from 67.9% for the first quarter of 1998. This increase as a percentage of net revenues was attributable to the at-risk portion of the new managed care organization contracts, expenses related to the hospital management network and clinical trials service and distribution capabilities. For all other operations, cost of services as a percentage of net revenues experienced a slight reduction.

    Selling, general, and administrative expenses increased $1.0 million for the first quarter of 1999 compared to the first quarter of 1998, due primarily to an increase in billing expenses. As a percentage of net revenues, excluding the sales impact of the new managed care organization contracts, selling, general and administrative expenses decreased to 17.3% for the first quarter of 1999 from 18.8% for the first quarter of 1998.

    The provision for bad debts as a percentage net revenues, excluding the sales impact of the new managed care organization contracts, increased to 9.3% for the first quarter of 1999 from 9.1% for the first quarter of 1998.

    Interest expense and amortization of goodwill and intangibles increased by $0.1 million and $0.3 million, respectively, for the first quarter of 1999 compared to the first quarter of 1998. The increase in interest expense is attributable to a marginal increase in intercompany loans from SmithKline Beecham. Intercompany loan activity was included as a component of parent's equity. The increase in

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amortization of goodwill and intangibles was due to the amortization of software capitalized during 1998.

    Other income, net, declined $2.2 million for the first quarter of 1999 compared to the first quarter of 1998 due to a customer contract related settlement in the first quarter of 1998, offset partially by a larger gain on sale of assets in the first quarter of 1999 compared to the first quarter of 1998.

    SBCL's effective tax rate was significantly impacted by goodwill amortization, most of which was not deductible for tax purposes. Income tax expense was $4.8 million for the first quarter of 1999 compared to $5.1 million for the first quarter of 1998. The decrease was attributable to the decrease in income before taxes.

    ADJUSTED EBITDA

    Adjusted EBITDA represents income (loss) before income taxes plus net interest expense, depreciation and amortization and special charges. Adjusted EBITDA is presented and discussed because management believes it is a useful adjunct to net income and other measurements under generally accepted accounting principles since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (1) net income, or any other measure of performance under accounting principles general accepted in the United States, as a measure of performance or (2) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA for the first quarter of 1999 excluded the gain on sale of assets of $9.8 million, and for the first quarter of 1998 excluded the gain on sale of assets of $4.3 million and income from a customer contract related settlement of $7.7 million.

    Adjusted EBITDA was $24.0 million for the first quarter of 1999 and $22.8 million for the first quarter of 1998. Adjusted EBITDA, as a percentage of net revenues adjusted for the sales impact of the new managed care organization contracts, decreased to 6.3% for the first quarter of 1999 from 6.6% for the first quarter of 1998. The decline was primarily due to the establishment of a provision for the estimated costs of patient testing and counseling related to the improper conduct of an employee in northern California. See note 3 to SBCL's unaudited combined financial statements at and for the three months ended March 25, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Historically SBCL financed its operations and growth with cash flow from its own operations and borrowings from SmithKline Beecham. Net cash provided by operating activities decreased by $13.8 million for the first quarter of 1999 compared to the first quarter of 1998. The decrease was primarily due to a decrease in net income before non-cash items, and a larger increase in accounts receivable, due to the sales increase in the first quarter of 1999 compared to the first quarter of 1998, offset partially by an increase in estimated out-of-network laboratory claims incurred as a result of the new managed care organization contracts.

    The number of days sales outstanding of accounts receivable was 85.8 days at the end of March 1999 compared to 87.9 days at the end of March 1998. This improvement in days sales outstanding was primarily due to improvements in collections from third party payers.

    Capital expenditures were $3.2 million and $5.5 million for the three months ended March 25, 1999 and March 26, 1998, respectively, and were primarily for information technology and laboratory equipment. Capital expenditures for 1999 are anticipated to be approximately $35 million to $40 million. Significant investments are expected to include the purchase of imaging technology. Net

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cash used in investing activities decreased $4.0 million for the first quarter of 1999 compared to the first quarter of 1998. The decrease is attributable to a decrease in capital spending and the receipt of $2.0 million in cash proceeds from the sale of assets in 1999.

    Net cash provided by financing activities was $0.9 million in the first quarter of 1999. Net cash used in financing activities was $18.1 million in the first quarter of 1998. Net cash transferred consists of cash managed centrally by SmithKline Beecham and the payment of intercompany charges and debts.

YEAR 2000 READINESS DISCLOSURE

    The Year 2000 issue relates to the ability of computer systems and programs to properly recognize dates beginning January 1, 2000 and beyond. Also, the Year 2000 issue affects systems and equipment, such as security systems and elevators, that contain imbedded hardware or software that may be similarly date sensitive. As a result, business and governmental entities are at risk for possible miscalculations or system failures resulting from Year 2000 problems that may disrupt their operations.

    SmithKline Beecham established a Year 2000 project office in early 1996, which developed a Year 2000 methodology in 1997. In 1996, SBCL identified a dedicated project manager responsible for ensuring that SBCL followed this methodology which is comprised of the following four phases:

        1. Assessment and Strategy--Determine the scale of the problem and solutions for its resolution;

        2. Detailed Analysis and Planning--Identify Year 2000 code and data changes and plan their implementation;

        3. Implementation--Change and test Year 2000 code/data, hardware and embedded systems; and

        4. Ongoing Compliance Management--Prevent re-introduction of Year 2000 problems.

    SBCL expects that its business critical systems will be Year 2000 compliant by mid-1999. SBCL follows a rigorous verification program to validate that all Year 2000 remediation and testing work has been accomplished consistent with the standards of its Year 2000 methodology. SBCL's progress in completing its Year 2000 implementation plan is reported regularly to SmithKline Beecham's senior executives, audit committee and board of directors.

    Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party vendors and payers, SBCL is unable to determine at this time whether the consequences of potential Year 2000 business disruptions will have a material impact on SBCL's results of operations, liquidity or financial condition. The most reasonably likely worst case consequences of SBCL or key vendors or payers not being ready by January 1, 2000, include, among other things, temporary business unit closures, delays in laboratory testing or delivery of laboratory testing results, inventory shortages and delays in collecting accounts receivable. While SBCL believes that its Year 2000 readiness program significantly reduces the potential adverse effect of any such disruptions, SBCL cannot guarantee that the Year 2000 problem will not result in material business disruptions. Specific factors that give rise to this uncertainty include the possible loss of technical resources, failure to identify all susceptible systems, non-compliance by third parties whose systems impact SBCL, and other similar uncertainties. SBCL will also face the same issues described above for governmental repayment as Quest Diagnostics.

    SBCL recognizes that there are risks posed by non-compliant customers and suppliers. SBCL could experience a business disruption if one or more of its suppliers experience disruption or where the functioning of public infrastructure breaks down. To mitigate risks, SBCL is launching a Year 2000 business continuity program under which Year 2000 contingency plans, millennium rollover plans and

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business resumption plans for critical processes will be defined. For instance, with nationally standardized test codes and systems, SBCL has the ability to move laboratory specimens to alternate sites in the event that a local laboratory experiences disruption.

    SBCL's costs directly associated with Year 2000 compliance amounted to $8.1 million in 1998 and $2.5 million in 1997. It is expected that directly attributable Year 2000 costs will not exceed $20.0 million through December 31, 2000. Total capital expenditure for Year 2000 compliance through 1998 was $1.3 million, and is expected to be $3.3 million in 1999. All costs related to Year 2000 activities and installation of new systems are being funded through operating cash flows and deferral of other projects.

INFLATION

    We believe that inflation generally does not have a material adverse effect on our operations or financial condition because the majority of our contracts are short term.

EXCHANGE RATE FLUCTUATIONS

    We believe that currency exchange rate fluctuations do not have a material impact on our financial condition because the amount of business exposed to changes in exchange rates is immaterial to our overall financial performance.

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